Exhibit 11

FF TOP HOLDING LLC

Faraday Future Intelligent Electric Inc.
c/o Faraday & Future
18455 S. Figueroa Street
Los Angeles, CA 90248
Attention: Board of Directors and Acting General Counsel
Email: Brian.Fritz@ff.com; sswenson88@gmail.com; scott@vogelpartners.com; rch0004@gmail.com; edwin.goh.wg07@gmail.com; jordan@benchmarkrealestate.com; briankrolicki@msn.com; Matthias.aydt@ff.com; bobqingyy@gmail.com; Carsten.breitfeld@ff.com

September 15, 2022
Via Email & Courier

RE: Notice of Nomination of Replacement FF Top Designees

Reference is made to (i) the Shareholder Agreement, dated July 21, 2021 (the “Shareholder Agreement”), by and between Faraday Future Intelligent Electric Inc. (the “Company”) and FF Top Holding LLC (“FF Top”), (ii) the Notice of Removal of FF Top Designee delivered by FF Top to the Company on June 22, 2022 (the “Krolicki Removal Notice”), (iii) the Notice of Removal of FF Top Designee delivered by FF Top to the Company on September 6, 2022 (the “Swenson Removal Notice”) and (iv) the Notice of Nomination of Replacement FF Top Designee delivered by FF Top to the Company on June 24, 2022 (the “Original Nomination Notice”).  Capitalized terms used herein but not otherwise defined shall have their respective meanings set forth in the Shareholder Agreement.  This Notice of Nomination of Replacement FF Top Designees supersedes the Original Nomination Notice.

As you are aware, FF Top has, pursuant to the Krolicki Removal Notice and the Swenson Removal Notice, exercised its right to remove each of Mr. Brian Krolicki and Ms. Sue Swenson from the board of directors of the Company (the “Board”).

Section 2.1(c) of the Shareholder Agreement requires, among other things, that “[i]n the event that a vacancy is created at any time by the…removal…of any FF Top Designee or for any other reason, any individual nominated by or at the direction of the Board or the Nominating and Corporate Governance Committee to fill such vacancy shall be, and the Company shall use its reasonable best efforts to cause such vacancy to be filled, as soon as possible, by a new nominee of FF Top who qualifies as an FF Top Designee, and the Company shall use its reasonable best efforts to take or cause to be taken, to the fullest extent permitted by Law, at any time and from time to time, all Necessary Actions to accomplish the same.”

Pursuant to Section 2.1(c) of the Shareholder Agreement, FF Top hereby nominates (i) Ms. Han to the Board as replacement FF Top Designee for Ms. Swenson and (ii) Mr. Xin (Adam) He as replacement FF Top Designee for Mr. Krolicki.  On June 24, 2022 (i.e., almost three months ago) we provided you with a director questionnaire, duly completed by Ms. Han, in the same form as provided by the Company to its own officers and directors, and on July 26, 2022 we provided you with a director questionnaire, duly completed by Mr. He, in such same form.  On August 19, 2022, we further provided you a duly completed copy of a supplementary questionnaire that the Company itself requested in respect of Mr. He, and we were told by Company counsel on August 25, 2022 that “the FFIE Board and Nom/Gov Committee are evaluating Adam He and will revert asap”.

With respect to Ms. Han, FF Top further notes that the Board no longer needs to agree with FF Top that Ms. Han is independent under Nasdaq rules in order to appoint her to the Board since she is being nominated to replace Ms. Swenson, who is not an independent director.  With that “obstacle” out of the way, FF Top sincerely hopes that the Board will not now try to find another pretext to avoid appointing Ms. Han to the Board.

The Board has had almost three months to consider Ms. Han’s qualifications and almost two months to consider Mr. He’s qualifications, notwithstanding that the Shareholder Agreement does not, in FF Top’s view, grant the Board broad discretion over who may be appointed as an FF Top Designee.  FF Top expects the Board to promptly fulfill its obligations in respect of Ms. Han’s and Mr. He’s nominations, including by promptly (and in any event no later than 4:05 pm, New York time, on September 15, 2022) appointing each of Ms. Han and Mr. He to the Board (and disclosing such appointments under Item 5.02 of Form 8-K within four business days of the date of such appointment).

Should the Company fail to so act, FF Top will take further action to enforce its rights.

(Remainder of page intentionally left blank.)

Sincerely,

FF Top Holding LLC

By: FF Peak Holding LLC, its sole member

By: Pacific Technology Holding LLC, its sole member

By: FF Global Partners LLC, its managing member

By:	/s/ Jay Sheng
Name:	Jay Sheng
Title:	Head of Operation

cc:          Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Attention: Vijay S. Sekhon, Esq.
E-mail: vsekhon@sidley.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Robert W. Allen
E-mail: bob.allen@kirkland.com

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Marshall S. Huebner
Joseph A. Hall
Darren S. Klein
E-mail: marshall.huebner@davispolk.com
joseph.hall@davispolk.com
darren.klein@davispolk.com